EXHIBIT 10.120

                      LEASE AGREEMENT WITH THEODORE DETELLO

                                  MASTER LEASE



     THIS MASTER LEASE (the "Lease") is made as of the day of August, 1995, between Fantastic Foods International, Inc., a California corporation ("Lessor"), and American Charities Underwriters Inc., a Colorado corporation ("Lessee").

     WHEREAS, Lessee is engaged in the business of manufacturing and storage of pizza; and

     WHEREAS, the Lessee desires to rent from Lessor those certain premises set forth in Item 3 of Exhibit "A" attached hereto, together with certain underlying real property (the "Plant"); and

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from the covenants contained herein, the Lessee and Lessor agree as follows:

1.       PREMISES

         Lessor hereby leases to Lessee and Lessee hereby rents from Lessor those certain premises set forth in Item 3 of Exhibit "A" attached hereto, which, together with the underlying real property, is herein called the "Plant". Except as may otherwise be specifically provided herein, Lessor shall accept the Plant in its existing condition as of the date hereof.

2.       TENANCY

         This Lease shall commence on the date set forth in Item 4 of Exhibit "A", and continue thereafter for a term of one (1) year, unless until terminated pursuant to the terms hereof, or until sooner terminated for default or breach of the terms, covenants or conditions hereinafter provided.

3.       USE

         The Plant shall be occupied and used by Lessor solely for the purpose of conducting therein the business or profession stated in Item 7 of Exhibit "A", and for no other business or purpose. Lessor shall comply with all applicable laws and governmental requirements pertaining to its use of the Plant and shall not generate, handle, store or dispose of hazardous or toxic materials within the Plant without the prior written consent of Lessor.

4.       RENT

         Lessee shall pay to Lessor monthly rent in the amount stated in Item 5 of Exhibit "A" in advance on the first day of each and every calendar month without notice or offset, the first monthly payment to be made concurrently with the execution hereof. All rental and other payments shall be made to Lessor at the address stated in Item 8 of Exhibit "A", or such other place as Lessor shall from time to time designate in writing. Rent for the first partial month shall be prorated on the basis of the number of days in such month, and thereafter shall be payable on the first day of each month. All payments hereunder shall be paid in lawful money of the United States.

                                                          [FFI\AGR:TEDLEASE.AGR]

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5.       INSPECTION

         Lessee shall permit Lessor and its agents to enter into and upon the Plant at all reasonable times for the purpose of inspecting same, cleaning windows and performing other janitorial services, or for the purpose of maintaining the Plant in which the Plant is situated, or for the purposes of making repairs, alterations or additions to any other portion of the Plant, including the erection of scaffolding, props, or other mechanical devices, or for the purpose of posting Notices of Non-Responsibility for alterations, additions, or repairs, without any abatement or rebate of rent to Lessee or damages for any loss of occupation or quiet enjoyment of the Plant thereby occasioned. Lessor and its agents may, during the last thirty (30) days of the term of this Lease, at reasonable hours, enter upon the Plant and exhibit same to prospective Lessees.

6.       RULES AND REGULATIONS

         The rules and regulations attached hereto as Exhibit "B", as well as such rules and regulations as may be hereafter adopted by Lessor for the safety, care and cleanliness of the Plant and the preservation of good order thereon, are hereby expressly made a part hereof, and Lessor agrees to obey all such rules and regulations.

7.       SECURITY DEPOSIT

          Lessee has deposited with Lessor the sum, if any, stated in Item 6 of Exhibit "A", to be held by Lessor as security for the full and faithful performance of every Lease term, covenant and condition to be performed by Lessee. If Lessee defaults with respect to any term, covenant or condition of this Lease, including but not limited to the provisions relating to the payment of rent, Lessor may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or other sum in default, or for the payment of any other amount (including but not limited to the cost of repairing and/or restoring the Plant during or at the expiration of the term of this Lease) which Lessor may spend or become obligated to spend by reason of Lessee's default or to compensate Lessor for any other loss or damage which Lessor may suffer by reason of Lessee's default to the full extent permitted by law. If any portion of said deposit is so used or applied, Lessee shall within five (5) days after written demand therefor deposit cash with Lessor in an amount sufficient to restore the security deposit to its original amount. Lessee's failure to do so shall be a material breach of this Lease. Lessor shall not be required to keep this security deposit separate from its general funds, and Lessee shall not be entitled to interest on such deposit. If Lessee shall fully and faithfully perform every term, covenant and condition of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Lessee promptly following the expiration of the Lease term, provided that Lessor may retain the security deposit until such time as any amount due from Lessor has been determined and paid in full. Should Lessor sell its interest in the Plant during the term hereof and if Lessor deposits with the purchaser thereof the then unappropriated funds deposited by Lessee, thereupon Lessee shall be discharged from any further liability with respect to such deposit.

                                                          [FFI\AGR:TEDLEASE.AGR]
                                                       - 3 -

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8.       ALTERATIONS

         Lessee shall make no alterations, additions or improvements to the Plant without the prior written consent of Lessor, and Lessor may impose, as a condition to such consent, such requirements as Lessor in its sole discretion may deem reasonable or desirable, including but not limited to a requirement that all work be covered by a lien and completion bond satisfactory to Lessor and requirements as to the manner, time and contractor or contractors by which such work shall be done. Any request for Lessor's consent shall be made in writing and shall contain architectural plans describing such work in detail reasonably satisfactory to Lessor. Failure of Lessor to respond to such request within thirty (30) days shall be deemed a denial of such request. Unless Lessor otherwise agrees in writing, all such alterations, additions or improvements affixed or built into the Plant (but excluding moveable trade fixtures and furniture) shall became the property of Lessor as provided in Paragraph 11 below, and shall be surrendered with the Plant, as a part thereof, at the end of this Lease term, except that Lessor may, by written notice to Lessee given at least twenty (20) days prior to the end of this Lease term, require Lessee to remove all or any alterations, decorations, additions, improvements and the like installed by Lessee, and to repair the Plant, or at Lessee's option to pay all costs relating to any damage to the Plant arising from such removal.

9.       SURRENDER OF PLANT;  REMOVAL OF PROPERTY

         Upon the expiration of the term of this Lease, or upon any earlier termination of this Lease, Lessee shall quit and surrender possession of the Plant to Lessor in as good order, condition and repair as when received or as hereafter may be improved by Lessor or Lessee, reasonable wear and tear and repairs which are Lessee's obligation excepted, and shall, without expense to Lessor, remove or cause to be removed from the Plant all debris and rubbish, all furniture, equipment, business and trade fixtures, freestanding cabinet work and other articles of personal property owned by Lessee or installed or placed by Lessee at its expense in the Plant, and all similar articles of any other persons claiming under Lessee unless Lessee exercises its option to have any subleases or subtenancies assigned to it. Lessee shall repair all damage to the Plant resulting from such removal, which repair shall include the patching and filling of holes and repair of structural damage. In the event that Lessee shall fail to comply with the provisions of this Paragraph, Lessor may make such repairs and the cost thereof shall be additional rent payable by the Lessee upon demand. If requested by Lessor, Lessee shall execute, acknowledge and deliver to Lessor an instrument in writing releasing and quitclaiming to Lessor all right, title and interest of Lessee in and to the Plant by reason of this Lease or otherwise.

10.      OPTION TO BUY PLANT

          Lessor grants to Lessee, or its assigns, the option to purchase the Plant, together with the building and the personal property and equipment appurtenant thereto, which are the subject of this Lease, and all additions and improvements to them, if any, that may be made during the term of this Lease, upon and subject to the following terms and conditions:

                                                          [FFI\AGR:TEDLEASE.AGR]

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          A.   The purchase price shall be:

               (i) The sum of Six Hundred Sixty Thousand Dollars ($660,000) (the "Option Price").

               (ii) Plus  such  amount,  if any,  as may be added to the  Option
                    Price, as provided below, in the event of inflationary changes occurring in the currency of the Unites States, or in the event of the occurrence of any other factor or factors that shall result in what commonly is known as "currency inflation," and which, at the time of the exercise of the option, shall have caused or resulted in inflated market values and inflated rentals of real property in Pueblo, Colorado.

          B. The option shall be exercised between the date hereof and the expiration date of this Lease, by the Lessee or its assigns serving upon the Lessee by registered mail ninety (90) days' written notice of its or their election to exercise the option.

          C. If, after the mailing of such notice of election to exercise the option, the Lessor shall be of the opinion that a state of currency inflation, as defined in subsection"(b)" of paragraph "1" exists, the Lessor, within ten (10) days after the mailing of such notice of election, shall serve upon the Lessee or its assigns by registered mail a notice to such effect, which notice shall further state the amount by which the Lessor claims that the Option Price should be increased by reason of such inflation.

          D. Within ten (10) days after the service of the Lessor's notice, the Lessee or its assigns shall, by notice in writing served on the Lessee by registered mail, assent to, or dissent from, the Lessor's claim for an increase in the Option Price by reason of such inflation. If the Lessee or its assigns shall so assent to the Lessor's claim, then, and in such event, the Option Price shall be augmented in accordance with the Lessor's claim. If, however, the Lessee or its assigns shall dissent from the Lessor's claim, the option shall not thereby be avoided, but the dispute between the Lessor and the Lessee or its assigns as to such claim shall be submitted to arbitration, for the purpose of determining the following issues:

               (i) Whether, at the time of exercise of the option, a condition or state of inflation, as defined above, existed;

               (ii) Whether, as the result of such inflation,  market values and rentals of real property in Pueblo, Colorado have been inflated; and

               (iii)By what sum, if any,  the Option  Price  should be increased by reason of the existence of the inflation referred to in both subparagraphs "(a)" and "(b)".


                                                          [FFI\AGR:TEDLEASE.AGR]

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          E.   In the notice of  dissent  above  referred  to, the Lessee or its assigns shall name its or their arbitrator. Within five (5) days thereafter, the Lessor shall, by written notice served by registered mail upon the Lessee or its assigns, designate its arbitrator, and the two (2) arbitrators so chosen shall, within five (5) days thereafter, appoint in writing a third arbitrator. If the two (2) arbitrators shall be unable to agree upon such third arbitrator within the period of five (5) days, any party to this agreement may thereafter make application to the Court of Pueblo County, or to any judge of that court, for the appointment of such third arbitrator. A decision of a majority of the arbitrators on the three (3) issues above set out shall be binding upon the parties to this agreement; and the parties shall bear equally the expenses and cost of such arbitration.

          F. If the Lessor shall fail to serve a notice of claim of inflation, or notice of the designation of its arbitrator, as provided above, then, and in either or both of such events, the Lessee or its assigns shall be entitled to purchase the Plant for the Option Price.

          If the Lessee or its assigns shall fail to serve a notice of dissent, as provided above, then is such event, the Option Price shall be augmented by the amount of the increase claimed by the Lessor in its claim for an increase by reason of inflation.

11.      SUBLETTING OR ASSIGNMENT

         Lessee shall not assign this Lease, or any interest therein, or sublet the Plant or any part thereof, or allow any other person (the agents and servants of Lessor excepted) to occupy or use the Plant, or any portion thereof, without the prior written consent of Lessor. Any such assignment or subletting without Lessor's consent shall be void and shall, at the option of Lessor, terminate this Lease. This Lease shall not, nor shall any interest therein, be assignable as to the interest of Lessee by operation of law without the written consent of Lessor.

12.      NOTICES

         Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other hereunder shall be in writing and shall be delivered by personal service or telegram, telex, telecopier or other electronic facsimile transmission, or by any "overnight" or "one-day" express mailing service, or by certified or registered mail, prepaid and return receipt requested, to the other party at the address set forth in Item 8 of Exhibit "A". Either party may from time to time, by written notice to the other, served in the manner herein provided, designate a different address. If any notice or other document is sent by certified or registered mail as above, the same shall be deemed served or delivered two (2) business days after the mailing. All other notices shall be deemed given when received. If more than one Lessor is named under this Lease, service of any notice upon any one of said Lessors shall be deemed as service upon all of them.

                                                          [FFI\AGR:TEDLEASE.AGR]

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13.      ATTORNEYS' FEES

         Should either party institute legal proceedings against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs, to be fixed by the court in said action.

14.      REMEDIES

         The waiver by Lessee of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The acceptance of rent hereunder shall not be construed to be a waiver of any breach by Lessee of any term, covenant or condition of this Lease. No payment by Lessee of a lesser amount than the rent and other sums required by this Lease shall be deemed to be other than a partial payment on account of the earliest due sums, notwithstanding any check endorsement or letter to the contrary. It is understood and agreed that the remedies herein given to Lessee and those awarded by statutes of the State of California shall be cumulative, and the exercise of any one remedy by Lessee shall not be to the exclusion of any other remedy.

15.      LATE PAYMENTS

          A. Any installment of rent due under this Lease or any other sum not paid to Lessor within five (5) days of the date when due shall bear interest at the maximum legal rate permitted by law from the date due until the same shall have been fully paid. The payment of such interest shall not excuse or cure any default by Lessor under this Lease.

          B. Lessor hereby acknowledges that the late payment by Lessee to Lessor of rent and other sums due hereunder will cause Lessee to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs may include, but are not limited to, administrative, processing and accounting charges, and late charges which may be imposed on Lessor by the terms of any other sum due from Lessee shall not be received by Lessor or Lessor's designee within five (5) days after the date due, then Lessee shall pay to Lessor, in addition to the interest provided above, a late charge in the amount of One Hundred Dollars ($100.00). The parties agree that such late charge represents a fair and reasonable estimate of the cost Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee's default with respect to such overdue amount, nor prevent Lessor from exercising any of its other rights and remedies.

16.       LESSOR'S INSURANCE

          Lessee, at its sole cost and expense, shall provide the insurance described in Exhibit "C" attached hereto.

                                                          [FFI\AGR:TEDLEASE.AGR]

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17.       LESSOR'S INDEMNITY

          A. Lessee shall defend, indemnify and hold harmless Lessor, its agents, employees, and any and all affiliates of Lessor, including without limitation, any corporations or other entities controlling, controlled by or under common control with Lessor, from and against any and all claims or liabilities arising from Lessee's use or occupancy of the Plant, the Plant or the Common Facilities (as hereinafter defined) or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Lessee in or about the Plant and the Plant or Common Facilities arising from any breach or default in the performance of any obligation on Lessee's part to be performed hereunder, or arising from any act or negligence of Lessee, or of its agents, employees, visitors, patrons, guests, invitees or licensees, including vendors servicing Lessee, and for and against all costs, attorneys' fees, expenses and liabilities incurred or any actions or proceedings brought thereon. In case Lessor, its agents or affiliates shall be made a party to any litigation commenced by or against Lessor, then Lessee shall protect and hold Lessor harmless and shall pay all costs, expenses and reasonable attorneys' fees, legal expenses, expenses of discovery proceedings, travel and fees for expert witnesses incurred or paid by Lessor in connection with such litigation. Lessor may at its option, require Lessee to assume Lessor's defense in any action covered by this Paragraph through counsel satisfactory to Lessor.

          B. The term "Common Facilities" shall mean all areas within the exterior boundaries of the Plant or appurtenant thereto which are not now or hereafter held for exclusive use by persons entitled to occupy space in the Plant, and other areas and improvements provided by Lessor for the common use of Lessee and Lessee's and its respective employees and invitees, including, without limiting the generality of the foregoing, parking areas, driveways, truckways, delivery passages, loading docks, sidewalks, ramps, landscaped and painted areas, exterior stairways, hallways and interior stairwells not located within the Plant, common entrances and lobbies, elevators, bus stops, retaining walls and restrooms not located within the Plant, lighting fixtures, building and/or project identification signs, irrigation systems and controllers, drains and sewers.

18.       LESSOR'S NON-LIABILITY

          A. Lessee, as a material party of the consideration to Lessor, hereby assumes all risk of damage to property or injury to person, in, upon or about the Plant from any cause whatsoever other than ultimately determined to be Lessor's sole negligence or willful misconduct and for any damage to the Plant resulting from any negligence or willful misconduct of any employee, agent, visitor or licensee of Lessor.

          B. Lessor shall not be liable to Lessee, and Lessee hereby waives all claims against Lessor for any injury or damage to any person or property in or about the premises of the Plant or from any cause whatsoever, other than ultimately determined to be Lessor's sole negligence or willful misconduct. Specifically, Lessor or its agents or employees shall not be liable for any damage to property entrusted to Lessee's employees in the Plant, nor for loss of or damage to any property by theft or otherwise, nor for any injury or damage to persons or property or loss or interruption of business or loss of income resulting from, but not limited to, the following causes, unless ultimately determined to be caused by or due to the sole negligence or willful misconduct of Lessor, its agents or employees: fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Plant or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances or plumbing or air conditioning or electrical works therein, whether such damage or injury results from conditions arising in the Plant or in other portions of the Plant. Neither Lessor nor its agents shall be liable for interference with the light or other incorporeal hereditament, nor shall Lessor be liable for any latent defect of the Plant. Lessee shall give prompt notice to Lessor in case of fire or accidents in the Plant and of defects therein or in the fixtures or equipment.

                                                          [FFI\AGR:TEDLEASE.AGR]

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          C.   Lessee  understands  that Lessor will not carry  insurance of any kind on Lessee's furniture or furnishings, fixtures or equipment, and that Lessor shall not be obligated to repair any damage thereto or replace the same. Lessor shall have the right to change the name, number or designation of the Plant in which the Plant is located without notice or liability to Lessee.

19.       MISCELLANEOUS

          A. SUBSEQUENT EVENTS. Lessor and Lessee each agree to notify the other party if, subsequent to the date of this Agreement, either party incurs obligations which could compromise their efforts and obligations under this Agreement.

          B. AMENDMENT. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

          C. FURTHER ACTIONS AND ASSURANCES. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents a may be reasonably necessary to effectuate the purposes of this Agreement.

          D. WAIVER. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

          E. ASSIGNMENT. Neither this Agreement nor any right created by it shall be assignable by Lessor or Lessee without the prior written consent of the other party.

                                                          [FFI\AGR:TEDLEASE.AGR]

          F. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, or when sent by facsimile transmission charges prepared, provided that the communication is addressed:

               (i)  In the case of Lessee:

                    American Charities Underwriters Inc.
                    1745 N. Erie
                    Pueblo, Colorado  81001

               (ii) In the case of Lessor:

                    Fantastic Foods International Inc.
                    5345 3rd Street
                    Irwindale, California  91706
                    Telephone:       (818) 814-3775
                    Telefax:         (818) 814-3090

               or to such other person or address designated by Lessee or Lessor to receive notice.

          G.   Headings.   The  Paragraph  and  subparagraph  headings  in  this
               agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          H. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          I. Governing Law. This Agreement was negotiated and is being contracted for in the State of California, and shall be governed by the laws of the State of California, notwithstanding any conflict-of-law provision to the contrary.

          J. Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

          K. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

                                                          [FFI\AGR:TEDLEASE.AGR]

          L. Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

          M. Facsimile Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

          N. Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease consisting of the foregoing Paragraphs 1 through 18, Exhibits "A" through "C" and, if any Rider pages and/or Addendum to Lease which follow, as of the day and year first hereinabove set forth.

"Lessor"                                "Lessee"
FANTASTIC FOODS INTERNATIONAL INC.      AMERICAN CHARITIES UNDERWRITERS INC.



By:                                     By:/s/    Theodore E. DeTello
   -------------------------------         ------------------------------------
                                           Name:  Theodore E. DeTello
                                           Title:



By:                                     By:
   -------------------------------         ------------------------------------
                                           Name:
                                           Title:

                                                          [FFI\AGR:TEDLEASE.AGR]

                                   EXHIBIT "A"



                                    THE PLANT



     In the event of any conflict, inconsistency or ambiguity created by or between this Exhibit "A" and the Lease to which it is attached, which Lessee acknowledges it has read in full, the terms and conditions of the Lease shall govern.



1.       Lessee:    Theodore E. DeTello

         dba:       American Charities Underwriters Inc.

2.       Address including Bldg Name/Ste No.:  1745 N. Erie, Pueblo, Colorado

3.       Rentable Area:       28,700 +/- square feet

4.       Term commerce:       January 1, 1996

5.       Rental:    Four Thousand Dollars and no/100 ($4,000.00) per month

6.       Security Deposit:    Zero Dollars ($0)

7.       Permitted Use:       Manufacturing pizzas and storage of same

8.       Address for Payments and Notices:

         Lessor                                   Lessee
         Fantastic Foods International Inc.       American Charities
         2 Park Plaza, Suite 470                  Underwriters Inc.
         Irvine, California  92714                1745 N. Erie
                                                  Pueblo, Colorado  81001

                                                          [FFI\AGR:TEDLEASE.AGR]

                                   EXHIBIT "B"

                              RULES AND REGULATIONS

The following Rules and Regulations shall be n effect at the Building. Lessor reserves the right to adopt reasonable nondiscriminatory modification and additions at any time. In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1. Except with the prior written consent of Lessor, Lessee shall not sell, or permit the retail sale of, newspapers, magazines, periodicals, or theater tickets, in or from the Plant, nor shall Lessee carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from the Plant for the service or accommodation of occupants of any other portion of the Plant. Lessee shall not allow the Plant to be utilized for any manufacturing of any kind, or the business of a public barber shop, beauty parlor, or a manicuring and chiropodist business, or any business other than that specifically provided for the Lease.

2. The sidewalks, halls, passages, elevators, stairways, and other common areas shall not be obstructed by Lessee or use by it for storage or for any purpose other than for ingress to and egress from the Plant. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and Lessor shall in all cases retain the right to control and prevent access to those areas of all persons whose presence, in the judgment of Lessor, shall be prejudicial to the safety, character, reputation and interests of the Plant and its Lessees. Nothing contained in this Lease shall be construed to prevent access to persons with whom Lessee normally deals only for the purpose of conducting its business on the Plant (such as Lessees' customers, office suppliers and equipment vendors and the like) unless those persons are engaged in illegal activities. Neither Lessee nor any employee or contractor of Lessee shall go upon the roof of the Plant without the prior written consent of Lessor.

3. The sashes, sash doors, windows, glass lights, solar film and/or screen, and any lights or skylights that reflect or admit light into the halls or other places of the Office Building shall not be covered or obstructed. The toilet rooms, water and wash closets and other water apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind shall be thrown in those facilities, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Lessee.

4. No sign, advertisement or notice visible from the exterior of the Plant shall be inscribed, painted or affixed by Lessee on any part of the Plant without the prior written consent of Lessor. If Lessor shall have given its consent at any time, whether before or after the execution of this Lease, that consent shall in no way operate as a waiver or release of any of the provisions of this Lease, and shall be deemed to relate only to the particular sign, advertisement or notice so consented to by Lessor and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Lessor with respect to any subsequent sign, advertisement, or notice. If Lessor, by a notice in writing to Lessee, shall object to any curtain, blind, tinting, shade or screen attached to, or hung in, or used in connection with, any window or door of the Plant, the use of the curtain, blind, tinting, shade or screen shall be immediately discontinued by Lessee. No awnings shall be permitted on any part of the Plant.

                                                          [FFI\AGR:TEDLEASE.AGR]

5. Lessee shall not do or permit anything to be done in the Plant, or bring or keep anything in the Plant, which shall in any way increase the rate of fire insurance of the Plant, or on the property kept in the Plant, or obstruct or interfere with the rights of other Lessees, or in any way injure or annoy them, or conflict with the regulations of the Fire Department or the fire laws, or with any insurance policy upon the Plant, or any portion of the Plant or its contents, or with any rules and ordinances established by the Board of Health or other governmental authority.

6. No safes, computers or other objects larger or heavier than the freight elevators of the Plant are limited to carry shall be brought into or installed in the Plant. Lessor shall have the right to prescribe and approve of the weight and position of safes, computers or other large or heavy objects which shall, if deemed necessary by Lessor, be placed on some type of applicable platform prescribed by Lessor to distribute the weight.

8. Lessee shall not sweep or throw, or permit to be swept or thrown, from the Plant any dirt or other substance into any of the corridors or halls or elevators, or out of the doors or windows or stairways of the Plant, and Lessee shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Plant, or permit or suffer the Plant to be occupied or use in a manner offensive or objectionable to Lessor or other occupants of the Plant by reasons of noise, odors and/or vibrations, or interfere in any way with other Lessees or those having business with other Lessees, nor shall any animals or birds be kept by Lessee in or about the Plant. Smoking or carrying lighted cigars or cigarettes in the elevators and restrooms of the Plant is prohibited.

9. No cooking shall be done or permitted by Lessor on the Plant, except pursuant to the normal use of a microwave oven and coffee maker for the benefit of Lessee's employees and invitees, nor shall the Plant be used for the storage of merchandise or for lodging.

10. Lessee shall not use or keep in the Plant any kerosene, gasoline, or inflammable fluid or any other illuminating material, or use any method of heating other than that supplied by Lessor.

11. If Lessee desires telephone or telegraph connections, Lessor will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without directions from Lessor.

12. Upon the termination of its tenancy, Lessee shall deliver to Lessor all the keys to offices, rooms and toilet rooms and all access cards which shall have been furnished to Lessee or which Lessee shall have had made. In the event of the loss of any keys or cards so furnished, Lessee shall pay Lessor for those items.

13. Lessee shall not affix any floor covering to the floor of the Plant in any manner except by a past, or other material which may easily be removed with water, the use of cement or other similar adhesive materials being expressly prohibited. The method of affixing any floor covering shall be subject to approval by Lessor. The expense of repairing any damage resulting from a violation of this rule shall be borne by Lessee.

                                                          [FFI\AGR:TEDLEASE.AGR]

14. On Saturdays, Sundays and legal holidays, and on other days between the hours of 6:00 p.m. and 8:00 a.m., access to the Plant, or to the halls, corridors, elevators or stairways in the Plant, or to the Plant, may be refused unless the person seeking access complies with any access control system that Lessor may establish. Lessor shall in no case be liable for damages for the admission to or exclusion from the Plant of any person whom Lessor has the right to exclude under Rules 2 or 19 of this Exhibit. In case of invasion, mob, riot, public excitement, or other commotion, or in the event of any other situation reasonably requiring the evacuation of the Plant, Lessor reserves the right at its election and without liability to Lessee to prevent access to the Plant by closing the doors or otherwise for the safety of Lessee and protection of property in the Plant.

15. Lessee shall see that the windows, transoms and doors of the Plant are closed and securely locked before leaving the Plant and shall observe strict care not to leave windows open, if applicable, when it rains. Lessee shall exercise extraordinary care and caution that all water faucets or water apparatus are entirely shut off before Lessee or Lessee's employees leave the Plant, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage, and for any default or carelessness Lessee shall make good all injuries sustained by other Lessees or occupants of the Plant or Lessee.

16. Lessee shall not alter any lock or install a new or additional lock or any bolt on any door of the Plant without the prior written consent of Lessor. If Lessor gives its consent, Lessee shall in each case promptly furnish Lessor with a key for any new or altered lock.

17. Lessee shall not install equipment, such as but not limited to electronic tabulating or computer equipment, requiring electrical or air conditioning service in excess of that to be provided by Lessor under the Lease.

18. Lessee shall furnish and utilize masonite or plastic floor mats so as to minimize carpet damage resulting from the use of rollers on chairs.

19. Lessor shall have full and absolute authority to regulate or prohibit the entrance to the Plant of any vendor, supplier, purveyor, petitioner, proselytizer or other similar person. In the event any such person is a guest or invitee of Lessee, Lessor shall notify Lessee in advance of each desired entry, and Lessor shall authorize the person so designated to enter the Plant, provided that in the sole and absolute discretionary judgment of Lessor, such person will not be involved in general solicitation activities, or the proselytizing, petitioning, or disturbance of other Lessees or their customers or invitees, or engaged or likely to engage in conduct which may in Lessor's opinion distract from the use of the Plant for its intended purpose. Notwithstanding the foregoing, Lessor reserves the absolute right and discretion to limit or prevent access to the Plant by any food or beverage vendor, whether or not invited by Lessee, and Lessor may condition such access upon the vendor's execution of an entry permit agreement which may contain provisions for insurance coverage and/or the payment of a fee to Lessor.

20. Lessor may from time to time grant Lessee individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Plant by Lessee.

                                                          [FFI\AGR:TEDLEASE.AGR]

                                   EXHIBIT "C"

                               LESSEE'S INSURANCE



The following standards for Lessee's Insurance shall be in effect at the Plant. Lessor reserves the right to adopt reasonable nondiscriminatory modifications and additions to those standards. Lessee agrees to obtain and present evidence to Lessor that it has fully complied with the insurance requirements.

1. Lessee shall, at its sole cost and expense, commencing on the date Lessee is given access to the Plant for any purpose and during the entire Term, procure, pay for and keep in full force and effect: (i) comprehensive general liability insurance with respect to the Plant and the operations of or on behalf of Lessee in, on or about the Plant, including but not limited to personal injury, non-owned automobile, blanket contractual, independent contractors, broad form property damage, fire legal liability, products liability (if a product is sold from the Plant), liquor law liability (if alcoholic beverages are sold, served or consumed within the Plant), and cross liability and severability of interest clauses, which policy(ies) shall be written on an "occurrence" basis and for not less than $1,000,000 with a $1,000,000 umbrella liability policy combined single limit (with a $50,000 minimum limit on fire legal liability) per occurrence for bodily injury, death, and property damage liability, or the current limit of liability carried by Lessee, whichever is greater, and subject to such increases in amounts as Lessor may determine from time to time; (ii) workers' compensation insurance coverage as required by law, together with employers' liability insurance coverage; (iii) with respect to improvements, alterations, and the like required or permitted to be made by Lessee under this Lease, builder's all-risk insurance, in amounts satisfactory to Lessor; (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard "all risk" form in general use in Orange County, California, insuring Lessee's leasehold improvements, trade fixtures, furnishings, equipment and items of personal property of Lessee located in the Plant, in an amount equal to not less than ninety percent (90%) of their actual replacement cost (with replacement cost endorsement)l and (v) business interruption insurance in amounts satisfactory to Lessor. In no event shall the limits of any policy be considered as limiting the liability of Lessee under this Lease.

2. All policies of insurance required to be carried by Lessee pursuant to this Exhibit "C" shall be written by responsible insurance companies authorized to do business in the State of California and Colorado, and with a Best's policyholder rating of not less than "A" subject to final acceptance and approval by Lessor. Any insurance required of Lessee may be furnished by Lessee under any blanket policy carried by it or under a separate policy. A true and exact copy of each paid up policy evidencing the insurance (appropriately authenticated by the insurer) or a certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit "C" and contains the required provisions, shall be delivered to Lessor prior to the date Lessee is given the right of possession of the Plant. Proper evidence of the renewal of any insurance coverage shall also be delivered to Lessor not less than thirty (30) days prior to the expiration of the coverage. Lessor may at any time, and from time to time, inspect and/or copy any and all insurance policies required by this Lease.

                                                          [FFI\AGR:TEDLEASE.AGR]

3. Each policy evidencing insurance required to be carried by Lessee pursuant to this Exhibit "C" shall contain the following provisions and/or clauses satisfactory to Lessor: (i) provision that the policy and the coverage provided shall be primary and that any coverage carried by Lessee shall be noncontributory with respect to any policies carried by Lessee; (ii) a provision including Lessee and any other parties in interest designated by Lessor as an additional insured, except as to workers compensation insurance; (iii) a waiver by the insurer of any right to subrogation against Lessor, its agents, employees, contractors and representatives which arises or might arise by reason of any payment under the policy or by reason of any act or omission of Lessee, its agents, employees, contractors or representatives; and (iv) a provision that the insurer will not cancel or change the coverage provided by the policy without first giving Lessor thirty (30) days prior written notice.

4. In the event that Lessee fails to procure, maintain and/or pay for, at the times and for the durations specific in this Exhibit "C", any insurance required by this Exhibit "C", or fails to carry insurance required by any governmental authority, Lessor may at its election procure that insurance and that insurance and pay the premiums, in which event Lessee shall repay Lessor all sums paid by Lessor, together with interest at the maximum rate permitted by law and any related costs or expenses incurred by Lessor within ten (10) days following Lessor's written demand to Lessee.

                                                          [FFI\AGR:TEDLEASE.AGR]

                                 April 12, 1996



AMERICAN CHARITIES UNDERWRITERS
715 North Grand Avenue
Pueblo, Colorado  81003

     RE: Lease Agreement between Fantastic Foods International ("Fantastic") and American Charities Underwriters Inc. ("ACU") dated August 31, 1995 (the "Lease")

Gentlemen:

When countersigned in the space provided below, this letter (the "Agreement") will serve as an addendum to the Lease and the option granted therein by Fantastic, as Lessor, to ACU, as Lessee, to purchase the Building (as defined in the Lease).

Subject to the following conditions, Nona Morelli's II Inc. ("Nona") and Fantastic agree to the assumption by ACU of Nona's note to Ohio National Life Insurance Company and the underlying First Trust Deed obligations of Nona related to the Building (the "Ohio National Note"), and Fantastic agrees to reduce the Purchase Price (as defined in the Lease) to $450,000, payable (a) by ACU's assumption of the present balance due under the Ohio National Note of approximately $240,000; and, (b) by the execution of a Second Trust Deed in favor of Fantastic in the principal amount of $210,000. Such Second Trust Deed to be payable from the net proceeds of any refinancing utilizing the Building, but in any event no later than December 31, 1996.

This agreement is subject to:

          1. Written confirmation that the assumption of the Ohio National Note by ACU will effect a full release of Nona and Fantastic by Ohio National Life Insurance Company, or their successor in interest, as to the Ohio National Note; and,

          2. ACU bringing current the monthly payments due under Ohio National Note (such payments to be credited against the payments due to Fantastic under the Lease; and

          3. Written confirmation from the proposed new lender, addressed to Fantastic, of the amount, terms and timing of ACU's proposed refinancing of the Building.

If this correctly sets forth your understanding of the proposed revision of the terms of the Lease, please execute and return a countersigned copy of this Agreement to me before April 30, 1996.

This offer contained herein is not binding unless signed by all parties and, even if fully executed, it will automatically terminate and be of no further force or effect if not returned to me before April 30, 1996.

                                                             [NM\AGR:ACPUEBLD]-2

Sincerely,


/s/  Fred G. Luke
----------------------------------------
     Fred G. Luke
     Chief Executive Officer

AGREED AND ACCEPTED
This ---------- day of April, 1996

AMERICAN CHARITIES UNDERWRITERS INC.



By:-------------------------------------
   Name:


AGREED AND ACCEPTED
This ---------- day of April, 1996

FANTASTIC FOODS INTERNATIONAL INC.



By:-------------------------------------
   Name:

                                                             [NM\AGR:ACPUEBLD]-2